EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement No. 333-111806 on Form S-3D, and in Registration Statement Nos. 33-61093, 333-34433, 333-34435, 333-76138, 333-76140, and 333-132738 on Form S-8, and in Post-Effective Amendment No. 1 to Registration Statement No. 333-76140 on Form S-8 of our report dated June 15, 2009 relating to the Piedmont Natural Gas Company, Inc. Salary Investment Plan appearing in this Annual Report on Form 11-K of Piedmont Natural Gas Company, Inc. for the period from January 1, 2008 to December 2, 2008.
/s/ McGladrey & Pullen, LLP
Charlotte, North Carolina
June 15, 2009